Information Release

FOR IMMEDIATE RELEASE

UMB Bank, n.a.

1010 Grand Boulevard

Kansas City, Mo. 64141

For more information, please contact:

Pam Blase, 816.860.5606

UMB Purchases Pulaski Bank's Kansas City Location

Kansas City, Mo. (October 11, 2005) -- UMB Financial Corporation (NASDAQ: UMBF) announces today the purchase of a Pulaski Financial Corporation branch facility located at 8442 Wornall Road, Kansas City, Mo. Effective in the first quarter of 2006, UMB will assume responsibility of all deposit accounts and fixed assets located at the 8442 Wornall banking center. The accounts are FDIC-insured to the maximum extent provided by law.

"The agreement to purchase this facility is a win-win proposition for the customers of both UMB and Pulaski bank," said Peter deSilva, chairman and chief executive officer of UMB Bank, n.a. "Our new Pulaski customers now have access to 41 UMB banking centers and 212 ATMs throughout the Kansas City metropolitan area. Our current UMB customers in the 85th & Wornall area have a larger and easily-accessible banking center.

"The banking center's size, direct proximity to a large grocery store and a well-traveled intersection made this an attractive purchase," added deSilva. "This facility gives us the opportunity to advance operational efficiencies and customer service in the south central region of Kansas City."

With the acquisition of the Pulaski banking center, UMB has 42 locations throughout the Kansas City metropolitan area. In May 2005, UMB opened a banking center at 135th & Metcalf and construction is underway at a western Shawnee location -- UMB's 43rd banking center in Kansas City.

UMB Financial Corporation is a multi-bank holding company headquartered in Kansas City, Mo., offering complete banking and related financial services to both individual and business customers.  Its banking subsidiaries own and operate 138 banking centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma and Nebraska in addition to a loan production office in Arizona. Subsidiaries of the holding company and the lead bank, UMB Bank, n.a., include an investment services group based in Milwaukee, Wisconsin, a trust management company in South Dakota, and single-purpose companies that deal with brokerage services, consulting services and insurance.

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